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                                                                 EXHIBIT 99.1




               J. ALEXANDER'S CORP. DECLINES TO PURSUE DISCUSSIONS

NASHVILLE, Tenn., November 19, 1999 - J. Alexander's Corporation (NYSE: JAX) said today that its Board of Directors has rejected another invitation by O'Charley's to discuss the possibility of a merger of the two companies.

Lonnie J. Stout II, chairman, president and chief executive officer, said, "We continue to believe that the execution of our strategic business plan as an independent company is the best way to protect the integrity of the
J. Alexander's restaurant concept and to serve the best interests of our shareholders."

"As we announced in our recent release on the third quarter ended October 3, 1999, our mature base of 14 restaurants has performed well this year, and our new restaurants have shown improving results. We have had strong sales trends in October and November to date, and expect to have a profitable fourth quarter. Our newest location in Michigan, the first restaurant opened since we revised our real estate strategy to focus exclusively on major metropolitan markets, has already achieved in excess of $90,000 in weekly sales in its second week of operations."

J. Alexander's Corporation operates its 21 J. Alexander's restaurants in Alabama, Colorado, Florida, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander's is a contemporary American restaurant placing a special emphasis on food quality and professional service.
J. Alexander's Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those associated with the Company's ability to increase sales and profitability in certain of its restaurants, and others described from time-to-time in the Company's filings with the Securities and Exchange Commission, press releases and other communications.